Exhibit 5(a)(x)

                                LETTER AGREEMENT

                              SSgA IAM SHARES Fund

                             Distribution Agreement


May 28, 1999


Russell Fund Distributors, Inc.
909 A Street
Tacoma, WA  98402

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Distribution Agreement between the SSgA Funds and Russell Fund Distributors, Inc., dated April 12, 1988, as amended, the SSgA Funds advise you that it is creating a new series to be named SSgA IAM SHARES Fund (the "Fund"), and that the SSgA Funds desire Russell Fund Distributors, Inc. to serve as Distributor with respect to the Fund pursuant to the terms and conditions of the Distribution Agreement. The fee to be charged by Distributor to the Fund in return for its services will be as set forth in the Distribution Agreement.

Notwithstanding anything to the contrary in Paragraph 14, the initial term of the Distribution Agreement with respect to the Fund shall be until April 12, 1999.

Please acknowledge your acceptance of acting as Distributor to the Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS

By: /s/ Lynn L. Anderson
    --------------------
Lynn L. Anderson
     President

ACKNOWLEDGED AND ACCEPTED
-------------------------

Russell Fund Distributors, Inc.
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By: /s/ J. David Griswold
    ------------------------------
     J. David Griswold
     Associate General Counsel and
          Assistant Secretary